Q4 2019 November 20, 2019 Dear Fellow Shareholders, Fiscal 2019 marked Sonos’ first full fiscal year as a public company and we could not be proud- er of our accomplishments and record-setting results. We exceeded the financial goals we set forth at the time of our IPO while at the same time increasing our product velocity and innova- tion to drive growth over the long-term. As we have consistently stated, our goal is to average 10% revenue growth and 20% adjusted EBITDA growth each year. We exceeded those targets in fiscal 2019 – revenue increased 11% (13% on a constant currency basis) to a record $1.261 billion, GAAP net loss narrowed to ap- proximately $5 million, and adjusted EBITDA increased 28% to $89 million. Fiscal 2019 marked Sonos’ third consecutive year of 10%+ revenue and 20%+ adjusted EBITDA growth as well as marking the important achievement of generating positive free cash flow of over $97 million. We exited fiscal 2019 with over 9 million homes around the world using Sonos. This is a terrific milestone and only reinforces our confidence about the opportunities in front of us. The quality of our products, the uniqueness of our platform, and the strength and premium positioning of our brand drove continued growth in purchases by both new and existing customers. In fiscal 2019, we added nearly 1.7 million new households, the most we’ve ever added in a year and an increase of 9% from last year. Additionally - and one of the things that sets us apart from any company we can think of - is that our existing households accounted for 37% of our new prod- uct registrations. That means 37% of the products registered in the year were from customers who were adding an additional Sonos product to their home. We also increased the average 1 Q4 FY2019 number of registered products per household from 2.8 to 2.9 in fiscal 2019. Together, this il- lustrates our continued ability to 1) acquire new Sonos customers and 2) convince our existing customers to continue to add to their system. Our software is proving to be a unique and compelling competitive advantage and homes with Sonos are engaging with our products more than ever. In the fourth quarter of fiscal 2019, Sonos customers listened to nearly 2 billion hours of audio content, an increase of 26% from the prior year and highlighting the increasing engagement across our platform. It is important to recognize that we have consistently achieved our growth targets amidst a rapidly evolving competitive environment – which we believe further illustrates the power of our brand and strength of our product and platform. Since inventing multi-room home audio over 17 years ago, Sonos has encountered many new entrants and competitors in the catego- ry. Despite this, we have continually grown our revenue and profits, innovated and enhanced our product offerings and platform, and further advanced our position in the marketplace. We intend to maintain leadership in all elements that make Sonos so valuable to our customers — great sound quality, ease of use, thoughtful design, an open platform and a differentiated cus- tomer experience. We are pleased to report that we generated $121 million of cash flows provided by operating activities and $97 million in free cash flow in fiscal 2019 and ended the year with $339 million in cash and cash equivalents. In September, our Board authorized a $50 million share repurchase program. We see tremendous value in our stock, and our strong balance sheet enables us to implement this repurchase program while furthering investment in our long-term roadmap and maintaining our flexibility to pursue new strategic options, including organic and inorganic growth opportunities. Today we announced the acquisition of Snips SAS for approximately $37.5 million in cash. This is our first acquisition as a public company and we are pleased to bring on a talented team that will support what we do best — making the Sonos experience better for our customers. Snips is an AI voice platform for connected devices that provides private-by-design voice technolo- gy, and the Snips team will bring expertise and strategic IP that will make the voice experience on Sonos even better. We do not plan to replicate the big tech “ask anything voice services” but expect this acquisition will add to our customers’ ease of use and control as we continue to differentiate an end-to-end Sonos experience for our customers. This tailored experience aligns with external research showing that the most popular use for voice assistants is to ac- cess music. Snips also adds to and complements our considerable intellectual property portfolio. We con- tinue to make investments in our strong patent portfolio, which ranked 2nd in the electronics category and 19th overall in the latest IEEE Patent Power Report. We are working towards real- izing the value of our IP assets over time. Since our settlement with Denon, we have engaged many companies in constructive conversations and are prepared to take action, as necessary, in order to protect our rights. New Products and Partners In fiscal 2019, we made tremendous progress toward our stated goal of increasing product ve- locity, unveiling several new products throughout the year, including Sonos Move, Sonos One SL, Sonos Port and Sonos Amp. We have also been very pleased with the success of our IKEA and Sonance partnerships. We proved our ability to extend our leadership within the home, introducing “Move”, our first 2 Q4 FY2019 product that takes Sonos outside the home. Expanding our product offering outside of the home opens Sonos up to a significantly expanded market beyond the $18 billion in-home audio market we have participated in to this point. We see significant opportunity in the years ahead, leveraging our software and hardware expertise to revolutionize other audio categories in a similar manner to what we’ve done in the home. Sonos has always been committed to giving listeners unparalleled freedom of choice. We be- lieve Move takes freedom of choice to the next level, marking the first time you can take Sonos anywhere. Move is a durable, WiFi and Bluetooth enabled battery-powered smart speaker for great sound indoors, outdoors, and on the go. Move became available starting September 24 for U.S. MSRP $399. In parallel, we continue to expand our leadership in the home, most recently introducing Port and One SL. The successor to the original Connect, Port is the tool of choice for professional installers who are adding Sonos to complex residential and commercial systems. It delivers on our promise of choice for all customers by bringing the power of streaming services, voice assistants, and app-based control to any audio system with a line in. Port became available in limited quantities on September 12th with broad global availability expected in January 2020 for U.S. MSRP $399. Further reinforcing Sonos’ commitment to choice, One SL delivers rich, room-filling sound like the Sonos One, but without built-in microphones. A smart speaker without integrated voice assistants, One SL can be stereo paired together or used as home theater rears - in addition to offering choice to customers who want a smart speaker but have concerns with privacy. One SL replaces Play:1 and became available globally starting September 12 for U.S. MSRP $179. In addition to new products, we also expanded our partner ecosystem with Sonance and IKEA. The IKEA partnership represents an innovative way to bring the Sonos experience to new potential customers at a global scale. IKEA has unparalleled global reach with over 1 billion consumers shopping exclusively for their homes in 422 stores spread over 50 countries. Part- nering with IKEA allows us to monetize our technology by enabling the Sonos experience and software in products manufactured and sold by IKEA. The collaboration also brings the Sonos sound experience to unique form factors at new price points. 3 Q4 FY2019

The new product line, named SYMFONISK, combines Sonos’ sound experience platform with the IKEA home furnishing knowledge and design philosophy. The first two products in the range are a table lamp speaker (U.S. MSRP $179) and a bookshelf speaker (U.S. MSRP $99). Both products fully integrate with existing Sonos systems, offer Trueplay tuning and are con- trolled by the Sonos app, providing customers easy access to a breadth of streaming music, podcasts and audiobook content. We are pleased with the early results of our IKEA partnership. On the first day of launch, IKEA sold more than 30,000 SYMFONISK lamps and speakers - illustrating significant early demand. In addition, our early data suggests that IKEA households are re-purchasing product in a similar way to traditional Sonos new households – consistent with our expectation that customers will augment their home sound system over time once they experience Sonos. New Customer Acquisition One of the most significant drivers of our strong adjusted EBITDA growth in fiscal 2019 was continued sales and marketing efficiencies. Sales and marketing as a percentage of revenue decreased 420 basis points in fiscal 2019, on top of a 340 basis point year-over-year decrease in fiscal 2018, as we benefited from differentiated, high-impact creative and the adoption of more efficient direct-to-consumer and digital marketing tools. This is even more impressive given we added a record nearly 1.7 million new households and saw the average number of registered products per household increase from 2.8 to 2.9 in fiscal 2019. We are adding households more profitably and they are buying more products, which gives us even further confidence in our ability to continue to deliver sustainable, profitable growth over the long- term. Sonos customers continue to add more to their system over time, meaning a customer’s true lifetime value has yet to be fully realized. We see significant opportunity ahead as we bring our software and hardware to more categories. Fiscal 2020 Outlook As we look to fiscal 2020, we have a robust and ambitious product roadmap ahead of us and are encouraged by our progress. We launched three new products at the end of fiscal 2019 – Move, One SL, and Port – and expect to continue launching new products throughout the year. We are also continuing to experiment with new models, like our Trade Up program, Sonos Flex, 4 Q4 FY2019 and Sonos for Business, as examples of recent initiatives.

Our fiscal 2020 outlook at the mid-point is consistent with our long-term goal of revenue growth of 10%+ and adjusted EBITDA growth of 20%+ over time. Fiscal 2020 revenue is expected to be in the range of $1.365 billion to $1.4 billion, representing growth in the range of 8% to 11% driven by the introduction of Move, our IKEA partnership, and other new products and representing growth at the mid-point that is in-line with our long-term 10% growth target. Our fiscal 2020 gross margin and adjusted EBITDA outlook takes into account an approximate- ly $30 million one-time negative impact as a result of tariffs imposed on goods manufactured in China that went into effect on September 1. We expect roughly half of the $30 million to hit in the first quarter of fiscal 2020, as it is our largest quarter and we have accelerated our planned supply chain diversification into Malaysia, which will offset the impact of tariffs throughout the remainder of the year and beyond. Including one-time tariff-related costs, fiscal 2020 GAAP gross margin is expected to be in the range of 41.2% to 42.2%. Excluding one-time tariff-related costs, GAAP gross margin would be in the range of 43.2% to 44.2% in fiscal 2020, representing a 140 to 240 basis point improve- ment from fiscal 2019, driven by favorable product mix and improved material costs. Including one-time tariff-related costs, fiscal 2020 adjusted EBITDA is expected to be in the range of $72 to $82 million. Excluding one-time tariff-related costs, adjusted EBITDA would be in the range of $102 to $112 million, representing growth at the mid-point in-line with our long- term 20% growth target. We are excited about what lies ahead in fiscal 2020 and beyond. We have a robust and innova- tive product pipeline that will fuel our continued growth and expand our market opportunity. We plan to continue to differentiate our software and platform and make the experience better for our customers. We remain committed to our long-term growth targets and have a clear line of sight to continue delivering sustainable, profitable growth while generating shareholder value over the long-term. Patrick Spence CEO PS: Our playlist this quarter is inspired 5 Q4 FY2019 by the launch of Sonos Move.

Financial Summary Q4 and FY2019 results (ended September 28, 2019) Q4 Highlights • Record Q4 revenue of $294 million, representing 8% growth year-over-year and 10% growth on a constant currency basis. • Net loss of $30 million, compared to a loss of $2 million last year. • Adjusted EBITDA loss of $3 million, compared to a $20 million profit last year. FY2019 Highlights • Record FY revenue of $1.261 billion, representing 11% growth year-over-year and 13% growth on a constant currency basis. • Net loss of $5 million, compared to a loss of $16 million last year. • Adjusted EBITDA of $89 million, compared to $69 million last year. • Cash flows provided by operating activities of $121 million, compared to $31 million last year. • Free cash flow of $97 million, compared to cash flow deficit of $5 million last year. Revenue In Q4 FY2019 we sold 1,544,612 products, representing 38% growth year-over-year. We gen- erated revenue of $294.2 million, an increase of 8% compared to the prior year. Wireless speak- er revenue increased 25% to $116.8 million primarily driven by strong Sonos One sales and the launch of Move. Wireless speaker products sold increased 14% given the strength of One and Move. Home theater speaker revenue declined 25% to $100.7 million and products sold decreased 26% given the launch of Beam in the prior year. In Q4 FY2019 Americas increased revenue by 1% and EMEA decreased 2% (increased 2% on a constant currency basis) year-over-year. APAC increased revenue by 163% primarily due to the recognition of IKEA related revenue in that region. In FY2019 products sold increased 21% to 6.1 million units and revenue increased 11% pri- marily driven by full year sales of our newest home theater speaker product, Sonos Beam, which launched in July 2018, as well as by sales of our newest component product, amp, which launched in November 2018. Wireless speakers continue to be our largest category and rev- enue in the category declined 5% largely due to a volume shift from Play:1 to One speakers and the discontinuation of Play:3. Home theater speakers revenue increased 17% on 35% unit growth compared to the same period in FY2018, driven by the continued success of Beam. Revenue from components increased 26% on 15% unit growth driven by the launch of our new Sonos amp partially offset by the discontinuation of Connect:AMP. Sonos.com (direct-to-con- sumer) revenue increased 18%. In FY2019 Americas increased revenue by 12% and EMEA increased by 1% (a 6% increase on a constant currency basis) year-over-year. APAC increased revenue by 78% primarily due to the recognition of IKEA related revenue. 6 Q4 FY2019

	Three Months Ended				Year Ended			
	September 28, 2019		September 29, 2018		September 28, 2019		September 29, 2018	
(unaudited, in thousands)								
Wireless speakers	$	116,827	$	93,464	$	518,821	$	546,649
Home theater speakers		100,699		134,464		489,602		418,416
Components		51,322		36,906		188,861		150,436
Other		25,312		8,106		63,539		21,507
Total revenue	**$**	**294,160**	**$**	**272,940**	**$**	**1,260,823**	**$**	**1,137,008**

Note: Beginning in the first quarter fiscal 2020, we will report our product revenue in the following categories: Sonos speakers (wireless, home theater, etc), Sonos system products (components, other system products, etc), and Partner products and other revenue (partner revenue, licensing, accessories, etc) to further align our revenue reporting with how we look at our business, the evolving nature of our products and how customers are purchasing from us across multiple categories.

Gross margin

Our Q4 FY2019 gross margin of 42.2% was 40 basis points lower than Q4 FY2018 driven by a variety of factors including tariffs which became effective September 1.

Our FY2019 gross margin of 41.8% was 120 basis points lower than FY2018 due to a variety of factors including product mix, unfavorable foreign currency impact and the launching of a new distribution channel, partially offset by product and material cost reductions.

Operating expenses

Our operating expenses in Q4 FY2019 increased 28.5% to $149 million, representing 50.7% of revenue for the period. Research and development expenses in Q4 FY2019 increased 31% to $50 million primarily due to increased headcount to support new product development. Sales and marketing expenses increased 25% to $71 million driven primarily by marketing campaigns to support the launch of Move and other brand campaigns. General and administrative expenses increased 34% to $29 million primarily due to stock compensation and other public company investments.

Our operating expenses for FY2019 increased 4.7% to $522 million, representing 41.4% of revenue for the period. Research and development expenses increased 20.5% to $171.2 primarily due to higher software headcount as we focused on increasing the pace of new product introductions. Sales and marketing expenses decreased 8.6% to $247.6 million driven by decreases in headcount and decreases in marketing and advertising costs as we adopted more efficient direct-to-consumer and digital marketing tools. General and administrative expenses increased 20.7% to $102.9 million primarily due to continued investments in personnel and programs to create the infrastructure necessary to support our operations as a public company.

Q&A conference call webcast – 5 p.m. EST on November 20, 2019

The Company will host a webcast of its conference call and Q&A related to Q4 and FY2019 results on November 20, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants may access the live webcast in listen-only mode on the Sonos investor relations website at https://investors.sonos.com/news-and-events/default.aspx. An archived webcast of the conference call will also be available at https://investors.sonos.com/news-and-events/default.aspx following the call. The conference call may also be accessed by dialing (877) 683-0503, with conference ID 4369231. Participants outside the U.S. can dial (647) 689-5442.

7 Q4 FY2019

Use of non-GAAP measures We have provided in this letter financial information that has not been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial mea- sures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We use these non-GAAP financial measures to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expens- es and other items that we exclude in these non-GAAP financial measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall under- standing of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making. Non-GAAP financial measures should not be considered in isolation of, or as an alternative to, measures prepared in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of these financial measures to their nearest U.S. GAAP financial equivalents provided in the financial statement tables above. We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation, stock-based compensation expense, interest income, interest expense, other income (expense), income taxes and items considered to be non-recurring. We define adjusted EBITDA margin as adjusted EBITDA divid- ed by revenue. We define free cash flow as defined as net cash from operations less purchases of property and equipment. We calculate constant currency growth percentages by translating our prior-period financial results using the current period average currency exchange rates and comparing these amounts to our current period reported results. We do not provide a recon- ciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because we cannot do so without unreasonable effort due to unavailability of infor- mation needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, we do so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, which is inherently difficult to predict with reason- able accuracy. Stock-based compensation expense is difficult to estimate because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to constant change. In addition, for pur- poses of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, we do not believe that a GAAP reconciliation would provide meaningful supplemental information about our outlook. 8 Q4 FY2019

Forward looking statements This letter contains forward-looking statements that involve risks and uncertainties. These for- ward-looking statements include statements regarding our outlook for the fiscal year ending October 3, 2020 and long-term outlook, long-term focus, financial, growth and business strat- egies and opportunities, growth metrics, product launches, new partnerships and platform features, improvements in profitability and gross margins and other factors affecting variability in our financial results. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to our ability to successfully introduce new products and maintain the success of our existing products; the success of our financial, growth and business strategies; the success of new partnerships and additions to our platform; our ability to integrate acquisitions; our ability to meet growth targets; our ability to reduce costs and to cost-effectively improve our products; the success of our efforts to expand our direct-to-consumer channel and improve brand awareness; our expectations of seasonality and other factors causing variability in our financial results; our ability to manage our international expansion; tariffs on imports; our ability to diversify our sup- ply chain; our ability to defend our patents and the continued strength of our patent portfolio; and the other risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019 and our other filings filed with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this letter, and we undertake no obligation, and expressly disclaim any obligation, to update forward-look- ing statements herein in light of new information or future events. Sonos and Sonos product names are trademarks or registered trademarks of Sonos, Inc. All other product names and services may be trademarks or service marks of their respective owners. 9 Q4 FY2019

Consolidated statements of operations and comprehensive loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Year Ended	
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenue	$ 294,160	$ 272,940	$ 1,260,823	$ 1,137,008
Cost of revenue	169,889	156,663	733,480	647,700
Gross profit	124,271	116,277	527,343	489,308
Operating expenses				
Research and development	49,644	37,900	171,174	142,109
Sales and marketing	70,894	56,792	247,599	270,869
General and administrative	28,565	21,384	102,871	85,205
Total operating expenses	149,103	116,076	521,644	498,183
Operating income (loss)	(24,832)	201	5,699	(8,875)
Other income (expense), net				
Interest income	1,416	317	4,349	731
Interest expense	(584)	(1,461)	(2,499)	(5,242)
Other expense, net	(4,985)	(847)	(8,625)	(1,162)
Total other expense, net	(4,153)	(1,991)	(6,775)	(5,673)
Loss before provision for (benefit from) income taxes	(28,985)	(1,790)	(1,076)	(14,548)
Provision for (benefit from) income taxes	615	(70)	3,690	1,056
Net loss	$ (29,600)	$ (1,720)	$ (4,766)	$ (15,604)
Net loss attributable to common stockholders - basic and diluted	$ (29,600)	$ (1,720)	$ (4,766)	$ (15,604)
Net loss per share attributable to common stockholders - basic and diluted	$ (0.28)	$ (0.02)	$ (0.05)	$ (0.24)
Weighted-average shares used in computing net loss per share attributable to common stockholders - basic and diluted	107,130,076	84,370,578	103,783,006	65,706,215
Total comprehensive loss				
Net loss	$ (29,600)	$ (1,720)	$ (4,766)	$ (15,604)
Change in foreign currency translation adjustment	1,107	(36)	1,613	488
Comprehensive loss	$ (28,493)	$ (1,756)	$ (3,153)	$ (15,116)

10 Q4 FY2019

Consolidated balance sheets (unaudited, dollars in thousands, except par values) As of September 28, September 29, 2019 2018 Assets Current assets: Cash and cash equivalents $ 338,641 $ 220,930 Restricted cash 179 190 Accounts receivable, net of allowances 102,743 73,214 Inventories 219,784 193,193 Prepaids and other current assets 17,762 10,073 Total current assets 679,109 497,600 Property and equipment, net 78,139 85,371 Deferred tax assets 1,154 941 Other noncurrent assets 3,203 3,586 Total assets $ 761,605 $ 587,498 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 251,941 $ 195,159 Accrued expenses 69,856 38,687 Accrued compensation 41,142 33,371 Short-term debt 8,333 6,667 Deferred revenue 13,654 11,615 Other current liabilities 17,548 10,858 Total current liabilities 402,474 296,357 Long-term debt 24,840 33,097 Deferred revenue 42,795 39,352 Other noncurrent liabilities 10,568 10,334 Total liabilities 480,677 379,140 Stockholders’ equity: Common stock, $0.001 par value 110 101 Treasury stock (13,498) (11,072) Additional paid-in capital 502,757 424,617 Accumulated deficit (208,377) (203,611) Accumulated other comprehensive loss (64) (1,677) Total stockholders’ equity 280,928 208,358 Total liabilities and stockholders’ equity $ 761,605 $ 587,498 11 Q4 FY2019

Consolidated statements of cash flows (unaudited, in thousands) Year Ended September 28, September 29, 2019 2018 Cash flows from operating activities Net loss $ (4,766) $ (15,604) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation 36,415 39,358 Stock-based compensation expense 46,575 38,645 Other 2,713 1,676 Deferred income taxes (268) 152 Foreign currency transaction loss 4,035 941 Changes in operating assets and liabilities: Accounts receivable, net (32,078) (26,505) Inventories, net (31,796) (80,107) Other assets (7,605) (2,140) Accounts payable and accrued expenses 85,878 66,473 Accrued compensation 8,231 1,625 Deferred revenue 6,165 5,566 Other liabilities 7,137 490 Net cash provided by operating activities 120,636 30,570 Cash flows from investing activities Purchases of property and equipment (23,222) (35,747) Net cash used in investing activities (23,222) (35,747) Cash flows from financing activities Proceeds from initial public offering, net of underwriting discounts and commissions — 90,562 Payments of offering costs (585) (3,950) Proceeds from exercise of stock options 31,574 9,345 Payments for purchase of treasury stock (2,426) (911) Proceeds from borrowings, net of borrowing costs — 69,748 Repayments of borrowings (6,667) (70,000) Payments for debt extinguishment costs — (420) Net cash provided by financing activities 21,896 94,374 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,610) 1,135 Net increase in cash, cash equivalents, and restricted cash 117,700 90,332 Cash, cash equivalents and restricted cash Beginning of period 221,120 130,788 End of period $ 338,820 $ 221,120 Supplemental disclosure Cash paid for interest $ 2,517 $ 3,750 Cash paid for taxes, net of refunds $ 3,570 $ 1,430 Supplemental disclosure of non-cash investing and financing activities Conversion of redeemable convertible preferred stock $ — $ 90,341 12 Q4 FY2019

Purchases of property and equipment in accounts payable and accrued expenses $ 11,687 $ 4,075 Deferred offering costs in accounts payable and accrued expenses $ — $ 585 13 Q4 FY2019

Non-GAAP reconciliation (unaudited, dollars in thousands) Three Months Ended Year Ended September 28, September 29, September 28, September 29, 2019 2018 2019 2018 (in thousands, except percentages) Net loss $ (29,600) $ (1,720) $ (4,766) $ (15,604) Depreciation 9,012 10,712 36,415 39,358 Stock-based compensation expense 13,049 9,247 46,575 38,645 Interest income (1,416) (317) (4,349) (731) Interest expense 584 1,461 2,499 5,242 Other expense, net 4,985 847 8,625 1,162 Provision for (benefit from) income taxes 615 (70) 3,690 1,056 Adjusted EBITDA $ (2,771) $ 20,160 $ 88,689 $ 69,128 Revenue $ 294,160 $ 272,940 $ 1,260,823 $ 1,137,008 Adjusted EBITDA margin (0.9)% 7.4% 7.0% 6.1% 14 Q4 FY2019

Stock-based compensation (unaudited, in thousands) Three Months Ended Year Ended September September September September 28, 2019 29, 2018 28, 2019 29, 2018 Cost of revenue $ 284 $ 42 $ 985 $ 198 Research and development 4,851 3,543 17,643 13,960 Sales and marketing 3,549 3,471 12,965 15,885 General and administrative 4,365 2,191 14,982 8,602 Total stock-based compensation expense $ 13,049 $ 9,247 $ 46,575 $ 38,645 15 Q4 FY2019

Free cash flow reconciliation (unaudited, in thousands) Year Ended September 28, September 29, 2019 2018 Cash flows provided by operating activities $ 120,636 $ 30,570 Less: purchases of property and equipment (23,222) (35,747) Free cash flow $ 97,414 $ (5,177) 16 Q4 FY2019